Exhibit 99.1

NEWS RELEASE
Contacts:	Robert D. Hardy, CFO
FOR IMMEDIATE RELEASE	U.S. Concrete, Inc.
713-499-6222

Jack Lascar, Partner Lisa Elliott, SVP DRG&E / 713-529-6600

U.S. CONCRETE REPORTS FOURTH QUARTER

AND YEAR-END 2004 RESULTS

HOUSTON, TEXAS – MARCH 2, 2005 – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported that its results of operations for the fourth quarter of 2004 were $27 thousand, or $0.00 per diluted share, compared to $4.6 million, or $0.16 per diluted share in the fourth quarter of 2003. As previously disclosed, the fourth quarter of 2003 included a settlement gain of $2.0 million.

Net loss for the full year 2004 was $10.5 million, or $0.37 per diluted share, which included a $28.8 million loss on early extinguishment of debt recorded in the first quarter of 2004. Excluding the loss on early extinguishment of debt, net income for the full year 2004 would have been $7.4 million, or $0.26 per diluted share, compared to a net income of $10.3 million, or $0.37 per diluted share for the full year 2003. A reconciliation of net loss for 2004 to net income excluding the loss on early extinguishment of debt for 2004 is included in the attached “Unaudited Non-GAAP Condensed Consolidated Statements of Operations” schedule.

FOURTH QUARTER 2004 RESULTS

Revenues in the fourth quarter of 2004 increased slightly to $123.4 million compared to $122.6 million in the fourth quarter of 2003, reflecting higher ready-mixed concrete prices and higher other concrete product sales partially offset by lower ready-mixed concrete volumes as a result of inclement weather, primarily in the Company’s Northern California market.

Gross profit in the fourth quarter of 2004 was $20.3 million (16.4% gross profit margin) compared to $22.5 million (18.4% gross profit margin) in the year ago quarter, down approximately 10%. The decrease in gross profit was primarily due to lower ready-mixed concrete volume including associated productivity inefficiencies resulting from poor weather in the period, higher raw materials costs and higher labor and delivery costs (specifically, fuel costs, insurance expense related to self-insured worker’s compensation and medical claims) partially offset by higher ready-mixed concrete selling prices.

The Company’s average selling price for ready-mixed concrete during the fourth quarter of 2004 was 7.8% higher than the comparative prior year period and 4.8% higher than the third quarter of 2004. Selling prices improved in all major regions as a result of our continued focus on price optimization, but most of these improvements went to cover higher raw material costs, primarily cement costs and other direct costs. As previously disclosed, the Company announced additional price increases in all of its markets effective January 1, 2005. The extent to which the Company realizes benefits from these announced price increases depends on market conditions and whether such increases exceed rising raw material and other costs.

The Company’s ready-mixed concrete sales volume in the fourth quarter of 2004 was approximately 1.2 million cubic yards, down 7.8% from approximately 1.3 million cubic yards of ready-mixed concrete sold in the fourth quarter of 2003.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) was $6.5 million, or 5.3% of revenue in the fourth quarter of 2004, as compared with $13.9 million in the fourth quarter of 2003. Excluding the settlement gain of $2.0 million in the fourth quarter of 2003, EBITDA would have been $11.9 million or 9.7% of revenue. EBITDA in the fourth quarter of 2004 was lower than the comparative prior year period primarily due to lower gross profits and higher selling, general and administrative expenses. EBITDA is a non-GAAP financial measure. For a reconciliation of EBITDA and free cash flow (another non-GAAP financial measure we use in this release) to their most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

The Company’s selling, general and administrative expenses were $14.1 million for the fourth quarter of 2004 compared to $10.9 million for the fourth quarter of 2003, an increase of $3.2 million. As a percentage of revenues, SG&A expenses increased from 8.9% in the fourth quarter of last year to 11.4% in the fourth quarter of 2004. General and administrative costs in the fourth quarter of 2004 were higher than the comparative prior period attributable to higher labor costs (primarily stock-based and incentive-based compensation expense and insurance costs), asset impairments related to properties and equipment and increased professional fees.

Net interest expense in the fourth quarter of 2004 was $4.3 million, which is down 3.9% as compared to the fourth quarter of 2003, primarily due to the write-off of certain deferred financing costs in the fourth quarter of 2003. The Company’s effective interest rate on its debt during the fourth quarter was approximately 7.5%, reflecting the positive impact of its variable rate interest rate swap contracts.

The Company’s provision for income taxes in the fourth quarter of 2004 reflected a benefit of $1.5 million and varied from the normally expected income tax rate primarily due to additional income tax benefits associated with higher than expected tax deductible items on a full year basis. The Company expects to receive approximately $4 million in refundable income taxes during 2005 associated with its 2003 and 2004 net operating tax loss carrybacks to prior years.

The Company’s free cash flow (defined as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the fourth quarter of 2004 was $15.3 million as compared to $9.2 million in the fourth quarter of 2003. Fourth quarter 2004 free cash flow included the release of approximately $5 million in cash collateral for certain insurance retention programs, which had reduced free cash flow in earlier periods.

The Company’s net debt at December 31, 2004 was approximately $160.3 million, down 8% from September 30, 2004. Net debt at December 31, 2004 was comprised of total debt, excluding the effect of the interest rate swap mark-to-market adjustment of approximately $0.8 million, of $200.0 million less cash and cash equivalents of $39.7 million. The Company had approximately $75 million of available credit at December 31, 2004 under its existing credit facility compared to approximately $7 million of available credit at December 31, 2003 under its prior credit facility.

FULL YEAR 2004

For the twelve months ended December 31, 2004, revenues increased 5.8 percent to $500.6 million compared to revenues of $473.1 million for 2003, reflecting higher ready-mixed concrete selling prices, higher other concrete product sales and slightly higher ready-mixed concrete volumes. Gross profit increased approximately 4.7% to $88.4 million in 2004 compared to $84.4 million during 2003 and as a percentage of revenues was approximately 17.7% in 2004 and 17.8% in 2003. Gross profit increased in 2004 due to higher average ready-mixed concrete selling prices and slightly higher volumes partially offset by higher raw materials costs and higher delivery costs, including worker’s compensation and auto insurance accruals and fuel costs.

The Company’s average selling price for ready-mixed concrete during full year 2004 was approximately 4.1% higher than 2003. In 2004, revenues derived from the commercial construction market increased to 38% of total sales from 32% in 2003. Residential construction markets remained strong and represented 41% of the Company’s revenue mix in 2004 as compared to 46% in 2003.

The Company’s ready-mixed concrete sales volume for the full year 2004 was approximately 5.1 million cubic yards, up 0.5% from approximately 5.0 million cubic yards of ready-mixed concrete sold in 2003.

EBITDA was $41.6 million, or 8.3% of revenue in 2004 as compared with $44.9 million, or 9.5% of revenue in 2003. The decrease in EBITDA in 2004 as compared to 2003 was primarily due to higher selling, general and administrative expenses partially offset by gross profit improvement.

The Company’s selling, general and administrative expenses were $48.0 million in 2004 compared to $42.6 million in 2003, an increase of $5.4 million. As a percentage of revenues, SG&A expenses increased from 9.0% in 2003 to 9.6% in 2004. General and administrative costs in 2004 were higher than 2003 primarily due to higher labor costs (primarily related to stock-based and incentive-based compensation expense and insurance costs), asset impairments related to properties and equipment and increased professional fees. Full year 2004 results reflect a $28.8 million loss on early extinguishment of debt incurred in the first quarter.

The Company’s free cash flow for the full year 2004 reached a new record of $24.6 million as compared to $16.0 million in 2003.

OUTLOOK

The statements in the following paragraph are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential effect of any acquisitions or divestitures that may be completed after the date of this press release.

Based on the current information and taking into account the difficult winter conditions in Northern California and the Northeast in January and February, the Company expects first quarter 2005 revenues in the range of $92-$97 million and a net loss per share in the range of $0.18 to $0.23. The Company reiterates its previous guidance for full year 2005 revenues in the range of $530 million to $545 million and earnings per diluted share of $0.36 to $0.43. EBITDA is expected to be in the range of approximately $47 million to $52 million in 2005. Capital expenditures for 2005 are expected to approximate $17 million.

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Wednesday, March 2, 2005, at 10:00 a.m. Eastern Time to review its fourth quarter and year-end 2004 results. To participate in the call, dial 303-262-2075 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through Wednesday, March 9, 2005. To access the replay, dial 303-590-3000 using the pass code 11024205.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call on the Company’s website at www.us-concrete.com within the investors section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This release uses the non-GAAP financial measures “free cash flow” and “EBITDA.” The Company defines free cash flow as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company defines EBITDA as net income (loss) plus the provision for income taxes, net interest expense and non-cash impairments, depreciation, depletion and amortization. The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

REPORTING UNDER SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002

Under Section 404 of the Sarbanes-Oxley Act of 2002, the Company will be required to include in its annual report on Form 10-K for the year ended December 31, 2004 (and each of its future annual reports on Form 10-K) a report containing management’s assessment of the effectiveness of the Company’s internal control over financial reporting and a related attestation of the Company’s independent auditors. The Company is in the final stages of what has been a comprehensive effort to prepare for compliance with Section 404. This effort has involved the documentation, testing and review of numerous internal controls under the direction of management. Although the Company has not identified any material weaknesses in its internal control over financial reporting, as defined by the Public Company Accounting Oversight Board, the Company has been making various changes to its internal controls as a result of its testing and review efforts. Due to the number of controls being examined, the complexity of the project, as well as the subjectivity involved in determining effectiveness of controls, the Company cannot be certain that all its controls will be considered effective under the applicable standards until all of the work is finalized. The Company currently believes that it and its registered public accounting firm will complete the assessment of the Company’s internal control over financial reporting in time to include the reports on those assessments in its annual report on Form 10-K for the year ended December 31, 2004 to be filed on or prior to March 16, 2005. In any event, the Company expects the reports on those assessments will be filed prior to the expiration of the 45-day extension period the SEC has granted to a large number of public companies, including the Company.

ABOUT U.S. CONCRETE

U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States. The Company has 92 fixed and seven portable ready-mixed concrete plants, eight pre-cast concrete plants, three concrete block plants and one aggregates quarry. During 2004, these facilities produced approximately 5.1 million cubic yards of ready-mixed concrete, 5.3 million eight-inch equivalent block units and 1.1 million tons of aggregates. For more information on U.S. Concrete visit http://www.us-concrete.com

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: estimated refundable income taxes to be received during 2005; expected revenues and loss per share for the first quarter of 2005; and expected capital expenditures, revenues, EBITDA and earnings per share for full year 2005. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2003 and the Company’s subsequent Quarterly Reports on Form 10-Q.

(Tables to Follow)

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Sales	$123,396	$122,561	$500,589	$473,124
Cost of goods sold before depreciation, depletion and amortization	103,101	100,064	412,209	388,717

Gross profit before depreciation, depletion and amortization	20,295	22,497	88,380	84,407
Selling, general and administrative expenses	14,089	10,932	47,988	42,550
Depreciation, depletion and amortization	3,318	3,425	12,669	12,441

Income from operations	2,888	8,140	27,723	29,416
Interest expense, net	4,276	4,448	16,523	16,855
Loss on early extinguishment of debt	—	—	28,781	—
Other income (loss), net	(104)	2,300	665	3,016

Income (loss) before income taxes	(1,492)	5,992	(16,916)	15,577
Income tax provision (benefit)	(1,519)	1,439	(6,377)	5,274

Net income (loss)	$27	$4,553	(10,539)	$10,303

Basic net income (loss) per share	$0.00	$0.16	$(0.37)	$0.37

Diluted net income (loss) per share	$0.00	$0.16	$(0.37)	$0.37

Basic common shares outstanding	28,372	28,172	28,247	28,003

Diluted common shares outstanding	28,948	28,435	28,247	28,105

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$39,707	$7,111
Trade accounts receivable, net	68,131	64,086
Income tax receivables	4,406	2,340
Inventories, net	20,085	18,104
Prepaid expenses	2,140	2,566
Other current assets	17,674	15,264

Total current assets	152,143	109,471

Properties, plant and equipment, net	118,748	121,022
Goodwill	166,644	165,226
Other assets	11,624	5,255

Total assets	$449,159	$400,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$—	$13,610
Accounts payable and accrued liabilities	62,496	57,920

Total current liabilities	62,496	71,530

Debt, net of current maturities	200,777	141,429
Other long-term liabilities	17,037	11,304

Total liabilities	280,310	224,263

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	29	29
Additional paid-in capital	168,850	164,123
Retained earnings	4,306	14,845
Treasury stock, at cost	(400)	—
Deferred compensation	(3,936)	(2,286)

Total stockholders’ equity	168,849	176,711

Total liabilities and stockholders’ equity	$449,159	$400,974

U.S. CONCRETE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Twelve Months Ended December 31
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES	$34,423	$26,692

CASH FLOWS FROM INVESTING ACTIVITIES:
Properties, plant and equipment, net of disposals	(9,839)	(10,700)
Payments for acquisitions, net of cash received	(1,592)	(5,814)
Other investing activities	(166)	(745)

Net cash used by investing activities	(11,597)	(17,259)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	264,000	—
Repayments of borrowings	(219,039)	(6,769)
Debt retirement costs	(25,851)	(36)
Debt issuance costs	(10,313)	(1,069)
Purchase of treasury stock	(400)	—
Proceeds from issuances of common stock	1,373	867

Net cash provided (used) by financing activities	9,770	(7,007)

NET INCREASE IN CASH AND CASH EQUIVALENTS	32,596	2,426
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	7,111	4,685

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$39,707	$7,111

U.S. CONCRETE, INC.

ADDITIONAL STATISTICS

(In thousands, unless otherwise noted; unaudited)

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which are used in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the tables below for (1) presentations of our EBITDA, EBITDA margin and Free Cash Flow for the three and twelve months ended December 31, 2004 and December 31, 2003 and (2) corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2004 and December 31, 2003. We have also included in the tables below our Same Plant Sales for the three and twelve months ended December 31, 2004 and December 31, 2003, and Same Plant Sales Variance Breakdown for the three and twelve months ended December 31, 2004 and December 31, 2003. Additionally, we have included certain Ready-Mixed Concrete Statistics for the three and twelve months ended December 31, 2004 and December 31, 2003.

We define Same Plant Sales as our historical sales adjusted to reflect the assumption that all material acquisitions occurred on January 1 of the prior year. We have included Same Plant Sales as a supplemental disclosure because our management believes that it provides a useful measurement of internal growth of our operations.

We define EBITDA as our net income (loss) plus the provision for income taxes, net interest expense and non-cash impairments, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total sales. We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004
Same Plant Sales (in millions)	$123.4	$500.6
Same Plant Sales Variance Breakdown from comparable period in prior year:
Ready-mixed concrete volume	(7.8%)	0.5%
Ready-mixed concrete average price	7.8%	4.1%
Other concrete-related product sales	5.3%	9.7%
Ready-Mixed Concrete Statistics based on Same Plant Sales:
Average price per cubic yards (in dollars)	$79.75	$76.38
Volume in cubic yards (in millions)	1.2	5.1
EBITDA reconciliation:
Net income (loss)	$27	$(10,539)
Income tax benefit	(1,519)	(6,377)
Loss on early extinguishment of debt	—	28,781
Interest expense	4,276	16,523
Asset impairments	446	541
Depreciation, depletion and amortization	3,318	12,669

EBITDA	$6,548	$41,598

EBITDA margin	5.3%	8.3%
Free Cash Flow reconciliation:
Net cash provided by operations	$19,132	$34,423
Less capital expenditures, net of disposals of $55 and $608	(3,843)	(9,839)

Free Cash Flow	$15,289	$24,584

U.S. CONCRETE, INC.

ADDITIONAL STATISTICS

(In thousands, unless otherwise noted; unaudited)

	Three Months Ended December 31, 2003	Twelve Months Ended December 31, 2003
Same Plant Sales (in millions)	$122.6	$473.4
Ready-Mixed Concrete Statistics based on Same Plant Sales:
Average price per cubic yards (in dollars)	$73.96	$73.34
Volume in cubic yards (in millions)	1.3	5.0
Same Plant Sales Variance Breakdown from comparable period in prior year:
Ready-mixed concrete volume	5.5%	(7.2)%
Ready-mixed concrete average price	0.0%	(0.1)%
Other concrete-related product sales	(0.9)%	(12.5)%
EBITDA reconciliation:
Net income	$4,553	$10,303
Income tax provision	1,439	5,274
Interest expense, net	4,448	16,855
Depreciation, depletion and amortization	3,425	12,441

EBITDA	$13,865	$44,873

EBITDA margin	11.3%	9.5%
Free Cash Flow reconciliation:
Net cash provided by operations	$13,023	$26,692
Less capital expenditures, net of disposals of $186 and $2,587	(3,822)	(10,700)

Free Cash Flow	$9,201	$15,992

The expected EBITDA used in this news release of approximately $47 million to $52 million in 2005 is calculated as follows: net income (estimated to be approximately $10 million to $13 million), plus the provision for income taxes (estimated to be approximately $6 million to $9 million), net interest expense (estimated to be approximately $17 million) and non cash impairments, depreciation, depletion and amortization (estimated to be approximately $13 million to $14 million). All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

U.S. CONCRETE, INC. AND SUBSIDIARIES

UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(A Non-GAAP Financial Measure)

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

We have provided non-GAAP adjusted earnings per share information for the twelve months ended December 31, 2004 in this news release in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, our net income and earnings per diluted share after excluding the effects of the loss on early extinguishment of debt of $28.8 million, presented as an ordinary loss in the first quarter of 2004. This non-GAAP financial information is provided to assist in the user’s overall understanding of the Company’s current financial performance. Specifically, we believe the non-GAAP adjusted results provide useful information to both management and investors by excluding an expense item that we believe is not indicative of our core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to our actual results for the twelve months ended December 31, 2004 is as follows:

	Twelve Months Ended December 31, 2004
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
Sales	$500,589	$—	$500,589
Cost of goods sold[1]	412,209	—	412,209

Gross profit[1]	88,380	—	88,380
Selling, general and administrative expenses	47,988	—	47,988
Depreciation, depletion and amortization	12,669	—	12,669

Income from operations	27,723	—	27,723
Interest expense, net	16,523	—	16,523
Loss on early extinguishment of debt	28,781	(28,781)	—
Other income, net	665	—	665

Income (loss) before income taxes	(16,916)	28,781	11,865
Income tax expense (benefit)	(6,377)	10,850	4,473

Net income (loss)	$(10,539)	$17,931	$7,392

Diluted net income (loss) per share	$(0.37)		$0.26

Diluted common shares outstanding	28,247		28,638

(1)	Cost of goods sold and gross profit are before depreciation, depletion and amortization.